Exhibit 99.1

To:

From: Compensation Committee

Date:             , 2009

Re: 2009 Bonus Program

The Compensation Committee of the Board of Directors of LKQ Corporation is pleased to deliver to you the terms of your potential 2009 bonus.

Your 2009 bonus shall equal your 2009 base salary at January 1, 2009 multiplied by the percentage in the column “Bonus Percentage” that corresponds to the consolidated earnings per share (“EPS”) of LKQ Corporation for the year ended December 31, 2009. For purposes of this bonus program, the calculation of EPS shall include (i) an accrual for the total proposed bonus payments to LKQ employees for 2009 (paid in 2010) and (ii) adjustments for any other extraordinary items affecting EPS, as such adjustments shall be determined by the Compensation Committee.

The 2009 awards will be paid out promptly after our financial reports are audited and finalized (but in no event later than December 31, 2010). Payments under the 2009 Bonus Program will only be paid to individuals who are employed as of December 31, 2009. The Compensation Committee shall have the right to make all determinations, including interpretations of any questions, issues or ambiguities that may arise, with respect to the program or any award under the program. Such determinations shall be final and binding on all participants and their beneficiaries.

EPS ($)	Bonus Percentage (EPS)
[Numbers for each executive officer inserted here]